Exhibit 99.(a)(1)(A)

EnerNOC, Inc.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

December 19, 2008, as amended on January 14, 2009

This offer and withdrawal rights will expire at 4:00 p.m., Eastern Time, on January 21, 2009, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “exchange offer” or the “offer”), EnerNOC, Inc., which we refer to in this document as “we,” “us” or “EnerNOC,” is giving each eligible optionholder the opportunity to voluntarily exchange eligible option grants for new option grants that will represent the right to purchase fewer shares at a lower exercise price than the eligible option grant, as described herein or as may be amended.

You are an “eligible optionholder” if you:

•                       Are employed by EnerNOC or one of our subsidiaries, or are a director who serves on the board of directors of EnerNOC, on the date this exchange offer commences; and

•                       Continue to be an employee of EnerNOC or one of our subsidiaries, or serve on the board of directors of EnerNOC on, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

If you are an eligible optionholder and your EnerNOC stock option grants meet the following criteria, then they are “eligible option grants” that you may elect to exchange in this offer:

•                       The exercise price of your EnerNOC stock option grant is equal to or greater than the higher of $12.00 or the closing price of EnerNOC’s common stock as reported on The Nasdaq Global Market, or Nasdaq, on the expiration date of the exchange offer.

If you choose to participate in this exchange offer and tender eligible option grants for exchange, and if we accept your tendered eligible option grants, you will receive new option grants that will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•                       In substantially all cases, your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange, and in no event will your new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation and valuation consultants using the binomial lattice option valuation model, which assumptions are based upon the closing price of our common stock as reported on Nasdaq on the expiration date of the exchange offer, as well as other valuation assumptions.

•                       The exercise price per share for your new option grant will be equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

i

•                       Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to EnerNOC as an employee or director during the 12-month period. In the event you leave the Company, whether voluntarily or involuntarily, prior to the 12-month anniversary of the new option grant date, your new options will be forfeited in their entirety.  Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•                       All new option grants issued to employees, executive officers and directors will expire five years from the grant date.

The commencement date of this exchange offer is December 19, 2008. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form and Eligible Option Information Sheet distributed with this exchange offer document. You are not required to accept this exchange offer. You may choose to tender one eligible option grant in this exchange offer, but elect to not tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of this exchange offer.

See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.

Shares of our common stock are quoted on Nasdaq under the symbol “ENOC.” On December 18, 2008, the closing price of our common stock as reported on Nasdaq was $7.04 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Laurie Harrison, our Assistant General Counsel, or Michael Berdik, our Corporate Counsel, at 75 Federal Street, Suite 300, Boston, Massachusetts 02110, or by calling her or him at (617) 224-9900 or sending an email to lharrison@enernoc.com or mberdik@enernoc.com.

IMPORTANT

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive it before 4:00 p.m., Eastern Time, on January 21, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

Attention: Laurie Harrison, Assistant General Counsel

Phone: (617) 224-9900

By Facsimile

EnerNOC, Inc.

Attention: Laurie Harrison, Assistant General Counsel

Facsimile: (617) 224-9910

By Hand or Interoffice Mail

Attention: Laurie Harrison, Assistant General Counsel

By Email (By PDF or similar imaged document file)

stockplans@enernoc.com

You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page
Q1	What questions are answered in this Summary Term Sheet?	1
Q2	Why is EnerNOC making this exchange offer?	1
Q3	Who is eligible to participate in the exchange offer?	2
Q4	What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?	2
Q5	Are there any differences between the new option grants and the eligible option grants?	2
Q6	What are the conditions of this exchange offer?	3
Q7	What will be the exercise price per share of the new option grants?	3
Q8	If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?	3
Q9	When will the new option grants vest?	3
Q10	What happens to my new option grants if I cease to provide services to EnerNOC?	4
Q11	How many shares will I be able to acquire upon the exercise of my new option grant?	4
Q12	When will my new option grants expire?	5
Q13	Must I participate in this exchange offer?	5
Q14	How should I decide whether or not to exchange my eligible option grants for new option grants?	5
Q15	Why can’t you just grant eligible optionholders more options?	5
Q16	How do I find out how many eligible option grants I have and what their exercise prices are?	5
Q17	What kind of options will the new options be?	5
Q18	Can I exchange option grants that I have already fully exercised?	5
Q19	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?	5
Q20	Can I exchange a portion of an eligible option grant?	5
Q21	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?	5
Q22	What if my employment with EnerNOC ends before the expiration date of the exchange offer?	6
Q23	Will I owe taxes if I exchange my eligible option grants in this exchange offer?	6
Q24	What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?	6
Q25	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?	6
Q26	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?	6
Q27	How long do I have to decide whether to participate in this exchange offer?	6
Q28	How do I tender my eligible option grants for exchange?	6
Q29	When and how can I withdraw previously tendered eligible option grants?	7
Q30	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	7
Q31	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	7
Q32	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?	8

Q2. Why is EnerNOC making this exchange offer?

We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the specialized skills and expertise of our employees and directors to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. In our industry, there is intense competition for qualified personnel. EnerNOC, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees. At EnerNOC, stock options constitute a key part of our incentive and retention programs because we believe, as does our board of directors, that equity compensation encourages us to act like owners of the business, motivating us to work toward our success and rewarding our contributions by allowing us to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the necessary incentives and retention value. We believe this exchange offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3. Who is eligible to participate in the exchange offer?

An “eligible optionholder” is a person who is:

•Is employed by EnerNOC or one of our subsidiaries or is a director who serves on the board of directors of EnerNOC, on the date this exchange offer commences; and

•Continues to be an employee of EnerNOC or one of our subsidiaries or serves on the board of directors of EnerNOC on, and has not submitted or received a notice of termination on or prior to the date the new options are granted.

Our executive officers and directors are included as eligible optionholders.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4. What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?

Under the exchange offer, eligible optionholders will be able to elect to exchange outstanding eligible option grants to purchase shares of our common stock for new option grants. Eligible option grants are EnerNOC stock option grants with an exercise price per share equal to or greater than the higher of $12.00 or the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) and question 7 below for more information.

Q5. Are there any differences between the new option grants and the eligible option grants?

Each “new option grant” will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:

•In substantially all cases, the new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange, and in no event will the new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation and valuation consultants using the binomial lattice option valuation model, which assumptions are based upon the closing price of our common stock as reported on Nasdaq on the expiration date of the exchange offer, as well as other valuation assumptions.

•The exercise price per share for your new option grant will be equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

•Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to EnerNOC as an employee or director during the 12-month period. In the event you leave the Company, whether voluntarily or involuntarily, prior to the 12-month anniversary of the new option grant date, your new options will be forfeited in their entirety. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•All new option grants issued to employees, executive officers and directors will expire five years from the grant date.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q6. What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”). This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occur, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q7. What will be the exercise price per share of the new option grants?

The exercise price per share for your new option grant will be equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8. If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?

We expect to cancel all properly tendered eligible option grants on the same day that the exchange offer expires. We also expect that the grant date of the new options will be the same day that the exchange offer expires. For example, the scheduled expiration date of this exchange offer is January 21, 2009, and we expect to accept and cancel all properly tendered eligible option grants on January 21, 2009, and we expect that the new option grant date will also be January 21, 2009. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements promptly following the new option grant date.

Q9. When will the new option grants vest?

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to EnerNOC as an employee or director during the 12-month period. In the event you leave the Company, whether voluntarily or involuntarily, prior to the 12-month anniversary of the new option grant date, your new options will be forfeited in their entirety. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

Below is an example that assumes that the exchange offer expires on January 21, 2009 and new options are granted on January 21, 2009.

Original Vesting Date of the	Vesting Date of
Eligible Options	the New Options Issued under
Tendered for Exchange	the Exchange Offer
Portion of the option already vested on the expiration date of the exchange offer	Would vest on January 21, 2010

February 1, 2009	January 21, 2010

March 1, 2009	January 21, 2010

April 1, 2009	January 21, 2010

May 1, 2009	January 21, 2010

June 1, 2009	January 21, 2010

July 1, 2009	January 21, 2010

August 1, 2009	January 21, 2010

September 1, 2009	January 21, 2010

October 1, 2009	January 21, 2010

November 1, 2009	January 21, 2010

December 1, 2009	January 21, 2010

January 1, 2010	January 21, 2010

February 1, 2010	February 1, 2010

March 1, 2010	March 1, 2010

You should also keep in mind that, as discussed below, if you exchange eligible option grants for new option grants and you cease providing services to us before the shares subject to the new option grants vest, you will forfeit any unvested portion of your new option grant, even if the eligible option grant that you surrendered to receive the new option grant was vested at the time the eligible option grant was surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q10. What happens to my new option grants if I cease to provide services to EnerNOC?

The new options will be treated in the same manner as the eligible options would have been treated when an employee or director ceases to provide continuous service to EnerNOC. Generally, if an eligible optionholder ceases to provide services to us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the eligible optionholder’s date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for three months after termination.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of EnerNOC or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q11. How many shares will I be able to acquire upon the exercise of my new option grant?

In substantially all cases, your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange, and in no event will your new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation and valuation consultants using the binomial lattice option valuation model, which assumptions are based upon the closing price of our common stock as reported on Nasdaq on the expiration date of the exchange offer, as well as other valuation assumptions.

The Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form includes hypothetical examples of the number of new options that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of new options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date hereof. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the Nasdaq closing price of our common stock on the expiration date of the exchange offer, as well as other valuation assumptions required to be used under the binomial lattice valuation model. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the valuation assumptions, such as a change in the volatility of our stock, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of new options that may be granted under this exchange offer. As a result, the number of new options set forth in the Eligible Option Information Sheet may not represent the actual number of new options that you would receive in the exchange offer.

Q12. When will my new option grants expire?

All new option grants issued to employees, executive officers and directors will expire five years from the grant date, regardless of the term of the original grant.

Q13. Must I participate in this exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you would keep all your options, including your eligible option grants, and would not receive any new option grants under the exchange offer. No changes will be made to the terms of your current options.

Q14. How should I decide whether or not to exchange my eligible option grants for new option grants?

EnerNOC is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from EnerNOC is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15. Why can’t you just grant eligible optionholders more options?

We designed the exchange offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees and directors additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing new options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price. The value for value exchange as we have designed it in this exchange offer will not have any accounting impact on our financial statements.

Q16. How do I find out how many eligible option grants I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this exchange offer document includes a list of all options granted to you at exercise prices of $12.00 and above. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise price, vesting schedule and other information by logging in and reviewing your Solium Capital account at www.solium.com. If you encounter problems while gaining access to the website, please contact Solium Capital at 1-877-380-7793 for assistance.

Q17. What kind of options will the new options be?

If you are a resident in the United States or otherwise subject to United States taxation, all of the new options are non-statutory stock options, even if your exchanged options were incentive stock options. If you are a resident of a country outside of the United States, your new options also will be non-statutory stock options. We recommend that you read the tax discussion in Section 13 of this offer and discuss the personal tax consequences of incentive stock options and non-statutory stock options with your financial, legal and/or tax advisors. (See Section 13)

Q18. Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.

Q19. Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.

Q20. Can I exchange a portion of an eligible option grant?

No partial exchanges will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e. unexercised) portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you attempt to exchange a portion but not all of an outstanding eligible option grant we will reject your tender of that particular grant or award and no options represented by that grant or award will be exchanged. Such rejection will not affect any other eligible option grants that are properly tendered.

Q21. What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?

Any eligible optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible option grants and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive new option grants on the grant date as long as all eligibility requirements are still met.

Q22. What if my employment with EnerNOC ends before the expiration date of the exchange offer?

If you have tendered eligible option grants under this exchange offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of EnerNOC or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q23. Will I owe taxes if I exchange my eligible option grants in this exchange offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new option grants; however the tax consequences of the exchange offer are not entirely certain. The tax consequences for participating Canadian employees may differ from the U.S. federal income tax consequences. Please be sure to read Schedule A attached to this exchange offer document if you are a Canadian employee, which discusses the tax consequences of participating in this exchange offer.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.

Q24. What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q25. What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible option grants that you choose not to tender or on eligible option grants that are not accepted for exchange in this exchange offer, except that all incentive stock options will have a new qualifying period. See Section 13 (“Material United States Tax Consequences”) for more information.

Q26. If I tender eligible option grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled and you will no longer have any rights to them.

Q27. How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 4:00 p.m., Eastern Time, on January 21, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q28. How do I tender my eligible option grants for exchange?

If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer expires at 4:00 p.m., Eastern Time, on January 21, 2009.

To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Laurie Harrison, EnerNOC’s Assistant General Counsel, by hand, by interoffice mail, by facsimile to (617) 224-9910, by regular or overnight mail to EnerNOC, Inc., 75 Federal Street, Suite 300, Boston, Massachusetts 02110, or by email (by PDF or similar imaged document file) to stockplans@enernoc.com.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 4:00 p.m., Eastern Time, on January 21, 2009. If you miss this deadline, you will not be permitted to participate in this exchange offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on January 21, 2009.

See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q29. When and how can I withdraw previously tendered eligible option grants?

You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 4:00 p.m., Eastern Time, on January 21, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 28 above.

If you miss this deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 28 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q30. How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q31. What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything.

Q32. What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Laurie Harrison, our Assistant General Counsel, or Michael Berdik, our Corporate Counsel, at:

EnerNOC, Inc.
75 Federal Street
Suite 300
Boston, Massachusetts 02110
Phone: (617) 224-9900
Facsimile: (617) 224-9910
Email: lharrison@enernoc.com
mberdik@enernoc.com

RISK FACTORS

Participation in the exchange offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 28, 2008 and in our Quarterly Reports on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 13, 2008, for the period ended June 30, 2008, filed with the SEC on August 13, 2008, and for the period ended September 30, 2008, filed with the SEC on November 13, 2008, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your personal investment and tax advisors as necessary before deciding to participate in the offer. We strongly recommend that you read the rest of this exchange offer.

Risks Related to This Exchange Offer

If you exchange eligible option grants for new option grants and you cease providing services to us before the shares represented by the new option grants vest, you will forfeit any unvested portion of your new option grants.

If you elect to participate in this exchange offer, each new option grant issued to you will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any option shares that are already vested or that will vest within 12 months of the expiration of the exchange offer will be reset such that those option shares will vest upon the 12-month anniversary of the expiration date of the exchange offer so long as you continue to provide services to us during such 12-month period. Generally, if you cease to provide services to us, your new option grant will cease to vest and any unvested portion of your new option grant will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange eligible option grants for new option grants and you cease providing services to us as an employee or director before the shares represented by the new option grants vest, you will forfeit your new option grant even if the shares represented by the eligible option grant were vested at the time the eligible option grant was tendered for exchange.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of EnerNOC or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

You will receive new option grants covering fewer shares than the eligible option grants that you tender for exchange under this exchange offer.

We have designed the exchange offer to make the issuance of the new option grants accounting expense neutral to EnerNOC, which means that the number of shares represented by a new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant being equal to the fair value of the eligible option grant tendered for exchange at the time the new option is granted. As a result, you will be issued new option grants that will represent the right to purchase fewer shares than the eligible option grants tendered for exchange. The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the new option grant will be based upon the closing price of our common stock as reported on The Nasdaq Global Market, or Nasdaq, on the expiration date of the exchange offer, as well as various valuation assumptions under the binomial lattice valuation model, and thus you will not know the actual number of shares that you will have the right to purchase under the new option grant at the time that you tender your eligible option grants for exchange.

If EnerNOC’s stock price decreases after the grant date of the new option grants, you might receive new option grants which will become out-of-the-money.

Although the purpose of the exchange offer is to allow eligible optionholders to receive new option grants with lower exercise prices than their existing eligible option grants, we cannot control or predict the market price of our common stock, which trades on Nasdaq. The closing price of our common stock on Nasdaq changes daily. If the market price of our common stock decreases after the grant date of the new option grants, any new option grants you received pursuant to the exchange offer may once again become out-of-the-money.

If EnerNOC’s stock price increases on the grant date of the new option grants, if you are a director or executive officer, you might receive new option grants with an exercise price that is higher than the exercise price of your cancelled eligible option grants.

Although the purpose of the exchange offer is to allow eligible optionholders to receive new option grants with lower exercise prices than their existing eligible option grants, we cannot control or predict the market price of our common stock, which trades on Nasdaq. The closing price of our common stock on Nasdaq changes daily and has been highly volatile in the recent past. Even if you do not make your final determination of whether to tender your eligible option grants until the expiration date of the exchange offer, currently scheduled for January 21, 2009, the exercise price of your new option grant will still likely vary from the value on the date that you make your decision about participating. For executive officers and directors, the exercise price of your new option grant will be higher than the market price on the expiration date. If you are an executive officer who is not also a director, the exercise price of your new option grants will be 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer. If you are a director of the Company, the exercise price of your new option grants will be 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.  Because the market price of our common stock may change between the time you make your final determination of whether to tender your eligible option grants and the expiration of the offer, your new option grants may have a higher exercise price than the cancelled eligible option grants you tendered for exchange.

If another company acquires EnerNOC and does not assume our option plans, or if your employment relationship with us ends, you would forfeit any unvested options.

If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of the employees of EnerNOC or one of our subsidiaries prior to the vesting of options granted under this exchange program. If you do not have an employment relationship with EnerNOC (or one of our subsidiaries, or a successor entity, as applicable) due to our being acquired or for any other reason, including if you quit for any reason other than retirement or if we terminate your employment with or without cause or notice, on the date your options would otherwise vest, you will forfeit those unvested options. Similarly, if we sell all or a portion of our assets to another company, the asset sale may result in termination of employment for certain affected employees before their options vest in full. In that case, terminated employees would forfeit unvested options and would not receive stock or any other consideration for the options that were canceled in the exchange offer.

For U.S. taxpayers, if you are exchanging incentive stock options for new option grants, you may incur more taxes on the sale of the shares.

All new option grants are non-statutory stock options.  These options are not eligible to receive the same favorable tax treatment as incentive stock options. In order to receive this favorable tax treatment, shares acquired through the exercise of incentive stock options cannot be sold until at least two years from the date of grant of the incentive stock option and one year from the exercise date, during which holding period the price of the shares may increase or decrease.  As a result, your exchanged option grants would be more valuable than your new option grants, on an after-tax basis.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you generally will have taxable ordinary income when you exercise your new option grants, at which time EnerNOC also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new stock option agreement. You also may have taxable capital gains when you sell the shares underlying the new option grants. Please see Section 13 of this Offer to Exchange for a reminder of the general tax consequences associated with option grants.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this exchange offer document if you believe that you are subject to foreign tax laws. Schedule A discusses the tax consequences of participating in this exchange offer if you are a Canadian employee. You should also be certain to consult your own tax advisors to discuss these consequences.

For U.S. taxpayers who choose not to exchange incentive stock options, you may have to delay disposing of the shares obtained through the exercise of incentive stock options in order to receive favorable tax treatment for the disposition of the shares.

As discussed in greater detail in Section 13 below under the heading “Incentive Stock Options,” if an optionholder sells shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made both: (a) more than two (2) years after the date the incentive stock option was granted; and (b) more than one (1) year after the date the incentive stock option was exercised.  If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale and taxed at the long-term capital gain rate in effect at the time of sale.  Since this offer will be open for thirty (30) calendar days or more, it will result in a deemed modification (and, therefore, a re-grant) of any eligible options classified as incentive stock options, even if you do not tender your eligible incentive stock options for exchange.  Therefore, all eligible option grants that are classified as incentive stock options that are not exchanged in this offer will be deemed, for federal tax purposes, to have been re-granted on December 19, 2008, the first date of the offer.  As a result, in order for a disposition of the option shares to be qualifying, the disposition would have to be made more than two

(2) years after the first date of the offer.  Therefore, if you choose not to exchange any of your eligible incentive stock options, you must wait to sell or otherwise dispose of the shares subject to your incentive stock option grants until the passage of more than two (2) years from the new deemed option grant date and more than one (1) year after the exercise of the option in order to have a qualifying disposition.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants with an exercise price per share equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on The Nasdaq Global Market, or Nasdaq, on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

“Eligible option grants” are EnerNOC stock option grants with an exercise price per share equal to or greater than the higher of $12.00 or the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.

An “eligible optionholder” is a person who:

•Is employed by EnerNOC or one of our subsidiaries or is a director who serves on the board of directors of EnerNOC, on the date this exchange offer commences; and

•Continues to be employed by EnerNOC or one of our subsidiaries or continues to serve on the board of directors of EnerNOC on, and has not submitted or received a notice of termination on or before the date the new options are granted.

You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the new option grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to participate in EnerNOC’s 2007 Employee, Director and Consultant Stock Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

Each “new option grant” will have substantially the same terms and conditions as the eligible option grants you surrendered except that:

•In substantially all cases, your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange, and in no event will your new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation and valuation consultants using the binomial lattice option valuation model, which assumptions are based upon the closing price of our common stock as reported on Nasdaq on the expiration date of the exchange offer, as well as other valuation assumptions.

•The exercise price per share for your new option grant will be equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

•Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to EnerNOC as an employee or director during the 12-month period. In the event you leave the Company, whether voluntarily or involuntarily, prior to the 12-month anniversary of the new option grant date, your new options will be forfeited in their entirety.  Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•All new option grants issued to employees, executive officers and directors will expire five years from the grant date.

Each new option grant will be a non-statutory stock option. See Section 13 (“Material United States Tax Consequences”) for more information about non-statutory stock options.

This exchange offer is scheduled to expire at 4:00 p.m., Eastern Time, on January 21, 2009, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENERNOC OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT, EVEN IF THE ELIGIBLE OPTION GRANT THAT YOU SURRENDERED TO RECEIVE THE NEW OPTION GRANT WAS VESTED AT THE TIME THE ELIGIBLE OPTION GRANT WAS SURRENDERED.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. Competition for these types of employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At EnerNOC, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

The members of our board of directors and our executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives to advance the creation of long-term stockholder value.  As a result, the retention and motivation of our directors and executives officers are critical to EnerNOC’s long-term success. Accordingly, we have elected to allow our executive officers and members of our board of directors to participate in this exchange offer and to exchange eligible option grants for new option grants.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on December 18, 2008, the closing price of our common stock on Nasdaq was $7.04 per share and the weighted average exercise price of outstanding options with exercise prices of $12.00 or greater was $29.12. Consequently, as of December 18, 2008, approximately 1,102,471 shares of outstanding eligible stock options were “underwater,” meaning that the exercise price of the outstanding stock option was greater than the closing market price for our stock on December 18, 2008. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees.  We do not want our competitors to lure away our employees with option grants at lower exercise prices.  In addition to providing key incentives to our employees, this exchange offer is also designed to benefit our stockholders by reducing the overhang from outstanding stock options and by providing us better retention tools for our key contributors due to the extended vesting terms for the new options. For example, assuming, for purposes of illustration, full participation in this exchange offer an exercise price of the new option grants of $7.50 per share and exchange ratios that result in the fair value, for accounting purposes, of the new option grants being equal to the fair value of the eligible option grants surrendered based on valuation assumptions made as of the day the new options are granted, we would benefit from a reduction in our overhang of outstanding stock options of approximately 241,420 shares. The actual reduction in the overhang of our outstanding stock options that could result from this exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Option Grants.

If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 4:00 p.m., Eastern Time, on January 21, 2009. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.

If you elect to tender an eligible option grant in exchange for a new option grant, you must exchange the entire eligible option grant.

You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer.

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 4:00 p.m., Eastern Time, on January 21, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

Attention: Laurie Harrison, Assistant General Counsel

Phone: (617) 224-9900

By Facsimile

EnerNOC, Inc.

Attention: Laurie Harrison, Assistant General Counsel

Facsimile: (617) 224-9910

By Hand or Interoffice Mail

Attention: Laurie Harrison, Assistant General Counsel

By Email (By PDF or similar imaged document file)

stockplans@enernoc.com

Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 4:00 p.m., Eastern Time, on January 21, 2009. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 4:00 p.m., Eastern Time, on January 21, 2009.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither EnerNOC nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder.

Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between EnerNOC and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel on the day the exchange offer expires all properly tendered eligible option grants that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.

You may withdraw your tendered option grants at any time before 4:00 p.m., Eastern Time, on January 21, 2009. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible option grants on the day the exchange offer expires, which is scheduled to be January 21, 2009.

To validly withdraw tendered eligible option grants, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible optionholder of EnerNOC or one of our subsidiaries, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible option grants to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on December 19, 2008, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all optionholders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.

Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 4:00 p.m., Eastern Time, on January 21, 2009. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We expect to issue the new option grants on the expiration date of the exchange offer. We will issue stock option agreements for the new option grants promptly after we issue the new option grants. If this exchange offer is extended, then the new option grant date will be similarly extended.

Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible optionholder a “confirmation letter” indicating the eligible option grants that we have accepted for exchange, the date of acceptance and new option grants, and the number of shares underlying such new option grants that were issued to each tendering optionholder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)  there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)  there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)   make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)  delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants; or

(iii)  impair the contemplated benefits of the exchange offer to us;

(c)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)  the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)  a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)   any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)  any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(g)  any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this exchange offer);

(h)  litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect EnerNOC;

(i)   a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j)   a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new services, the announcement of new bilateral utility contracts, or general market conditions;

(k)  any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

(l)   any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

(m) any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction).  We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The eligible option grants give eligible optionholders the right to acquire shares of our common stock. None of the eligible option grants are traded on any trading market. Our common stock is listed on Nasdaq under the symbol “ENOC.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq, as applicable, during the periods indicated.

Year Ended December 31, 2008	High	Low

First quarter	$48.92	$9.29

Second quarter	$19.25	$9.26

Third quarter	$24.10	$9.06

December 18, 2008	$10.52	$4.80

Year Ended December 31, 2007	High	Low

Second quarter (beginning May 18, 2007)	$43.49	$30.16

Third quarter	$41.99	$29.09

Fourth quarter	$50.50	$37.31

As of December 17, 2008, the number of stockholders of record of our common stock was 182 and the number of outstanding shares of our common stock was 20,253,268. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On December 18, 2008, the closing price for our common stock as reported on Nasdaq was $7.04 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants.

Section 8. Source and Amount of Consideration; Terms of New Option Grants.

Consideration. For the eligible option grants that were issued under our Amended and Restated 2003 Stock Option and Incentive Plan and 2007 Employee, Director and Consultant Stock Plan, subject to the terms of this exchange offer, the new option grants issued in exchange for such eligible option grants will be issued under our 2007 Employee, Director and Consultant Stock Plan. As of December 18, 2008, there were outstanding eligible option grants, held by 267 optionholders, to purchase an aggregate of 1,102,471 shares of our common stock with a weighted average exercise price of $29.12 per share, all of which, except as set forth below, were issued under either our Amended and Restated 2003 Stock Option and Incentive Plan or our 2007 Employee, Director and Consultant Stock Plan.

The maximum number of shares subject to new option grants that may be issued under this exchange offer depends upon the Nasdaq closing price of our common stock on the expiration date of the exchange offer. Based on analysis completed by our independent valuation consultant, assuming all eligible option grants were tendered in the exchange offer, a maximum number of approximately 861,051 options would be granted.

Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•In substantially all cases, your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange, and in no event will your new option grant represent the right to purchase more shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation and valuation consultants using the binomial lattice option valuation model, which assumptions are based upon the closing price of our common stock as reported on Nasdaq on the expiration date of the exchange offer, as well as other valuation assumptions.

•The exercise price per share for your new option grant will be equal to: (i) if you are an employee and not an executive officer or director of the Company, the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; (ii) if you are an executive officer who is not also a director of the Company, 33% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer; or (iii) if you are a director of the Company, 50% above the closing price of EnerNOC’s common stock as reported on Nasdaq on the expiration date of the exchange offer.

•Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to EnerNOC as an employee or director during the 12-month period. In the event you leave the Company, whether voluntarily or involuntarily, prior to the 12-month anniversary of the new option grant date, your new options will be forfeited in their entirety.  Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•All new option grants issued to employees, executive officers and directors will expire five years from the grant date.

The terms and conditions of your eligible option grants are set forth in the option agreements and the option plans under which they were granted.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ENERNOC OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. We are a leading developer and provider of clean and intelligent energy solutions. We use our Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional and industrial customer sites to enable a more information-based and responsive, or intelligent, electric power grid. Our customers are electric power grid operators and utilities, as well as commercial, institutional and industrial end-users of electricity. Our demand response and energy management solutions help optimize the balance of electric supply and demand and create a lower risk and more environmentally sound alternative to building additional power plants and transmission lines.  We receive most of our revenues from grid operators and utilities that pay us a stream of recurring cash flows for managing demand response capacity, which revenues we share with participating end-users of electricity for both contracting to reduce electricity usage and actually doing so when called upon. In doing so, we establish a base of installed users for an expanding portfolio of our technology-enabled energy management solutions.

Our customer base has grown from 19 commercial, institutional and industrial customers with 70 sites in our network as of December 31, 2004 to over 1,400 end-use customers for our demand response solutions with 3,400 sites in our demand response network as of September 30, 2008. The demand response capacity we manage through our network has grown from 10 megawatts, or MW, as of December 31, 2004 to over 1,760 MW as of September 30, 2008.    We continue to devote substantially all of our efforts toward the sale of our demand response and energy management solutions. We have incurred cumulative net losses of $58.3 million from inception to September 30, 2008. Our net losses were $3.1 million and $24.5 million, respectively, for the three and nine months ended September 30, 2008

We were incorporated in the State of Delaware on June 5, 2003.  Our principal executive offices are located at 75 Federal Street, Suite 300, Boston, Massachusetts 02110, and our telephone number is (617) 224-9900.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended  September 30, 2008, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The selected consolidated statements of operations data for the nine months ended September 30, 2008 and 2007 and the selected consolidated balance sheet data as of September 30, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,		Nine Months Ended September 30,
	2007(1)	2006(1)	2008	2007
Selected Balance Sheet Data:
Cash and cash equivalents	$70,242	$9,184	$53,268	$73,790
Marketable securities	15,500	—	4,900	12,600
Total assets	155,584	29,950	152,285	139,981
Total long-term debt, including current portion	6,091	5,200	4,574	6,659

Redeemable convertible preferred stock warrant liability	—	606	—	—
Total redeemable convertible preferred stock and stockholders’ equity	122,417	8,608	108,330	110,112
Selected Income Statement Data:
Revenues	$60,838	$26,100	$86,450	$41,126
Cost of revenues	38,949	16,839	52,748	26,232
Gross profit	21,889	9,261	33,702	14,894
Selling and marketing expenses	17,145	5,932	20,949	11,840

General and administrative expenses	27,917	8,000	34,217	18,036
Research and development expenses	3,097	955	3,627	1,824

Loss from operations	(26,270)	(5,626)	(25,091)	(16,806)
Interest and other income (expense), net	2,788	(145)	775	2,261

Net loss before income taxes	(23,482)	(5,771)	(24,316)	(14,545)
Income taxes	(100)	—	(180)	—

Net loss	$(23,582)	$(5,771)	$(24,496)	$(14,545)

Net loss per share, basic and diluted	$(1.80)	$(1.60)	$(1.26)	$(1.30)

 (1) We include the expense associated with stock options in the statement of operations effective in 2006 upon the adoption of SFAS 123R.

Ratio of Earnings to Fixed Charges. We had net losses for the years ended December 31, 2007 and December 31, 2006, and for the nine months ended September 30, 2008 and September 30, 2007; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Book Value per Share. Our book value per share as of our most recent balance sheet dated September 30, 2008 was $5.40.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of December 18, 2008, our executive officers and directors 11 persons as a group held outstanding option grants to purchase an aggregate of 805,357 shares of our common stock with a weighted average exercise price of $14.23. Assuming that the Nasdaq closing market price on the expiration date of the exchange offer is $7.50 and the exercise price of the new options for executive officers is $9.98 and for directors is  $11.25, our executive officers and directors as a group would hold eligible option grants to purchase an aggregate of 341,944 shares of our common stock with a weighted average exercise price of $31.44 per share. Applying the same assumptions set forth in the preceding sentence, eligible option grants held by all eligible optionholders to purchase an aggregate of approximately 1,102,471 shares of our common stock with a weighted average exercise price of $29.12 per share would be outstanding upon the scheduled expiration date of the exchange offer.

The following table sets forth certain information as of December 18, 2008 regarding the eligible option grants held by each of our executive officers and directors. The address of each of the persons set forth below is c/o EnerNOC, Inc., 75 Federal Street, Suite 300, Boston, Massachusetts 02110.

Name of Director or Executive Officer	Title	Maximum Number of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Exchange Offer	Total Number of Options Beneficially Owned	Percentage of Total Options Beneficially Owned

Timothy G. Healy	Chairman of the Board and Chief Executive Officer	69,000	6.3%	176,220	6.4%

David B. Brewster	President and Director	40,000	3.6%	148,954	5.4%

David M. Samuels	Executive Vice President	26,000	2.4%	39,022	1.4%

Neal C. Isaacson	Chief Financial Officer and Treasurer	26,000	2.4%	123,576	4.5%

Darren P. Brady	Chief Operating Officer and Senior Vice President	100,000	9.1%	100,000	3.6%

Gregg Dixon	Senior Vice President of Sales and Business Development	26,000	2.4%	108,337	3.9%

Richard Dieter	Director	23,446	2.1%	23,446	0.9%

TJ Glauthier	Director	9,291	0.8%	17,784	0.6%

Adam Grosser	Director	—	—	—	—

Arthur W. Coviello, Jr.	Director	22,207	2.0%	22,207	0.8%

James L. Turner	Director	—	—	45,811	1.7%

Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants. Consistent with the terms of the 2007 Plan, the pool of shares available for the grant of future awards under our 2007 Plan will be increased by that number of shares equal to the sum of: (a) the difference between (i) the number of shares subject to tendered eligible option grants issued under the 2007 Plan and (ii) the number of shares subject to the new option grants issued in exchange for these tendered option grants under the 2007 Plan; (b) the difference between (i) the number of shares subject to tendered eligible option grants issued under the 2003 Plan and (ii) the number of shares subject to the new option grants issued in exchange for these tendered option grants under the 2007 Plan. As the 2003 Plan has expired, no shares will return to the 2003 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize any incremental compensation cost of the stock options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new option grants to employees, executive officers and directors in exchange for surrendered eligible option grants, over the fair value of the eligible option grants surrendered in exchange for the new option grants. The fair value of new option grants will be measured as of the date they are granted and the fair value of the eligible option grants surrendered will be measured immediately prior to the cancellation. This incremental compensation cost would be recognized in compensation expense ratably over the vesting period of the new option grants. However, because the exchange ratios will be calculated to result in the fair value of eligible option grants surrendered being equal to the fair value of the new option grants replacing them, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of this exchange offer. As would be the case with eligible option grants, in the event that any of the new option grants are forfeited prior to their vesting due to termination of service, the compensation cost, if not previously expensed, for the forfeited new option grants will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from this exchange offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. The tax consequences of the exchange offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of eligible option grants for new option grants pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible optionholders upon the issuance of the new option grants. As all new option grants issued under the exchange offer will be non-statutory stock options, upon exercise of the new option grants, the eligible optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the eligible optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging new options that are granted at or above fair market value.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-statutory stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Exchanging eligible options for new options.

So that you are able to compare the tax treatment of non-statutory stock options to the tax treatment of any incentive stock options that you may currently have, we have included the following summary as a reminder of the tax consequences generally applicable to incentive stock options under U.S. federal tax law.

Incentive stock options.

Under current U.S. tax law, an optionholder will not realize taxable income upon the grant of an incentive stock option.  In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an optionholder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder’s death or disability, if an option is exercised more than three (3) months after the optionholder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-statutory stock options.

If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

• more than two (2) years after the date the incentive stock option was granted (noting that, in the case of this offer, the incentive stock option will be deemed to have been granted on December 19, 2008, the first date of the offer); and

• more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the optionholder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

The tax consequences for participating Canadian employees may differ from the U.S. federal income tax consequences summarized above. Schedule A attached to this exchange offer document contains very brief discussions of the tax consequences applicable in the foreign countries in which the Canadian eligible optionholders reside.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”) has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the eligible option grants; or

(b) we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible option grants, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008;

(b) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the SEC on November 13, 2008;

(c) our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on April 8, 2008;

(d) our Current Reports on Form 8-K, filed with the SEC on January 7, 2008, February 26, 2008, March 5, 2008, March 14, 2008, March 18, 2008, April 2, 2008, April 7, 2008, June 2, 2008, June 26, 2008, August 8, 2008, August 20, 2008, September 12, 2008 and October 6, 2008 (excluding information therein which is deemed furnished and not filed), and our amended Current Reports on Form 8-K/A filed with the SEC on January 24, 2008 and June 27, 2008 (excluding information therein which is deemed furnished and not filed);

(e) the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 16, 2007, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.enernoc.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Eastern Time, to:

EnerNOC, Inc.
75 Federal Street
Suite 300
Boston, Massachusetts 02110
Phone: (617) 224-9900
Facsimile: (617) 224-9910
Email:	lharrison@enernoc.com
mberdik@enernoc.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

EnerNOC, Inc.

December 19, 2008, as amended on January 14, 2009

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax consequences for an eligible optionholder who is resident in Canada for purposes of the Income Tax Act (Canada), as amended, (the “Canadian Tax Act”), or was granted eligible options in respect of services performed in Canada, and is subject to Canadian income tax under the Canadian Tax Act in respect of the disposition of eligible option grants tendered in exchange for new options.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder and our understanding of the current administrative policies and practices of Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof.  This summary also takes into account all specific proposals to amend the Canadian Tax Act publicly announced on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Amendments”) and assumes that all Tax Amendments will be enacted in the form proposed.  No assurances can be given that the Tax Amendments will be enacted as proposed, or at all.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations that may be relevant to you in light of your particular circumstances, and, except for the Tax Amendments does not take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary. You are strongly advised to seekappropriate professional advice as to how the tax or other laws in Canada apply in your individual circumstances.

Calculations in Canadian Dollars

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of options or shares acquired on the exercise of options, including any proceeds of disposition, must be determined in Canadian dollars at the prevailing exchange rates at the relevant time.  The amount of taxable income, capital gains or capital losses may be affected by fluctuations in Canadian dollar exchange rates.

Option Exchange

You will be deemed to receive a benefit equal to the value of the consideration received on the disposition of eligible option grants (the “exchanged options”) at the time they are exchanged for new options, unless the conditions for a tax-deferred exchange of options under the Canadian Tax Act are satisfied.  A deemed benefit should not arise, provided that: (a) no consideration is received by you for the exchanged options other than the grant of new options; and (b) the total of the exercise price payable by you for shares of EnerNOC’s common stock under the new options is not less than the value of the shares of EnerNOC’s common stock that could be acquired on the exercise of those new options.  Such value is determined immediately after the time your exchanged options are cancelled (the time of the disposition).  If these conditions are satisfied, the exchange of options should not be a taxable event and your new options should be deemed, for most purposes of the Canadian Tax Act, to be the same options, and a continuation of, the exchanged options.

The value of EnerNOC’s common stock would generally be the closing price of EnerNOC’s common stock as reported on Nasdaq at the relevant time.  If, for example, an eligible optionholder receives 100 new options with an exercise price of $9.00 per share the total exercise price for the new options would be $900 dollars.  If the value of the underlying shares of EnerNOC’s common stock (based on the closing price of EnerNoc’s common stock as reported on Nasdaq immediately after the exchanged options are cancelled) is $9.00 (or less) then the value of shares of EnerNOC’s common stock that could be acquired on the exercise of those options would be $900 (or less) and the exchange of options should occur on a tax-deferred exchange basis.

If the total exercise price of the new options is less than the total value of the underlying shares of EnerNOC’s common stock immediately after your exchanged options are cancelled, the tax-deferred exchange of options would not apply and a benefit equal to the value of the new options, based on a standard market valuation model, will be included in your income.  Using the example above, if the total exercise price is $900 dollars and the total value of the underlying shares of EnerNOC’s common stock immediate after the exchanged options are cancelled is $910, a taxable benefit, equal to the value of the new options, based on a standard market valuation model, would be included in your income.  The amount of such taxable benefit would not be treated as a cost of the new options under the Canada Tax Act in calculating any future benefits on the exercise of the new options.

It is expected that the value of EnerNOC’s common stock will not exceed the exercise price of the new options at the relevant time and the conditions for the tax-deferred exchange of options will be met, but this cannot be predicted with certainty.  You should consult your own tax advisor to determine whether the tax-deferred exchange of options is available in your particular circumstances.

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Exercise of New Options

On the exercise of the new options and acquisition of shares at a time when the value of the shares of EnerNOC’s common stock exceeds the exercise price, a stock option benefit will be realized.  If certain conditions are met, one-half of the stock option benefit may be deducted in computing income subject to federal income tax (the “one-half deduction”).  If there has been a tax-deferred exchange of options, one of the conditions of the one-half deduction that must be met is that the exercise price of the exchanged options does not exceed the value of a share of EnerNOC’s common stock at the time the exchanged options were granted.  It is also a requirement that the purchase price for shares acquired on the exercise of the new options not be less than the exercise price of the new options determined for purposes of the tax-deferred exchange of options.

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax on the stock option benefit (or one-half of the stock option benefit if the one-half deduction is available) realized at the time the options are exercised and the shares of EnerNOC’s common stock are acquired.  The full amount of the stock option benefit, together with the exercise price paid for the shares, will be added to the adjusted cost base of the acquired shares.  If you own shares of EnerNOC common stock, that you have acquired at the exercise of other options granted under EnerNOC’s employee equity plans or outside of such plans, then subject to certain exceptions described below under the heading “Sale of Shares”, the cost of the shares acquired on the exercise of the new options will generally be averaged with the adjusted cost base of your other shares of EnerNOC common stock for purposes of determining capital gains on a subsequent disposition of the shares.

Subject to an annual limit of $100,000 (based on the year in which the options become vested and the value of the shares when the exchanged options were granted) a deferral of the payment of tax may be available for a Canadian resident holder on the stock option benefit realized on exercise of a new option and the acquisition of shares of EnerNOC listed on a designated stock exchange (which includes Nasdaq), provided that the conditions for the one-half deduction described above, and a number of other conditions in the Canadian Tax Act, are met.  If all of the requirements are met and an election is filed, the payment of the tax is deferred until the earliest of the time the holder sells the shares or dies or becomes a non-resident of Canada.  There is a risk in holding the shares and electing to defer the tax, because the amount of the stock option benefit is fixed at the time the options are exercised and the shares acquired.  If the shares later decline in value, the difference between the value at the time the shares were acquired and the time of the sale of the shares will be a capital loss which cannot be offset against the stock option benefit included in income.  You are strongly advised to seek advice from a tax professional to determine whether a deferral of tax is available to you and, if it is, whether electing to defer the tax is advisable in your particular circumstances.

Sale of Shares

You will realize a capital gain (or a capital loss) on the sale or other disposition of shares of EnerNoc’s common stock acquired at exercise of the new options, equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition are greater than (or less than) the aggregate adjusted cost base of those shares.  The adjusted cost base of shares will generally be equal to the fair market value of the shares on the date the shares are acquired, subject to adjustments under the Canadian Tax Act and cost-averaging with identical shares of EnerNOC common stock.  The cost-averaging rules generally do not apply where shares acquired on the exercise of the options are disposed of within 30 days.  Shares acquired upon the exercise of options for which a taxation deferral election has been filed are generally exempted from the cost-averaging rule and retain their own, unique cost base.

Under the Canadian Tax Act, one-half of the amount of a capital gain (a “taxable capital gain”) realized by a holder in a taxation year will be included in income.  In general, one-half of the amount of any  capital loss realized by a holder in a taxation year (an “allowable capital loss”) may be deducted from net taxable capital gains realized by the holder in the year and any of the three preceding taxation years, to the extent and under the circumstances described in the Canadian Tax Act.

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